Filed Pursuant to Rule 433
Registration Statement 333-219189

ORIX Corporation

US$750,000,000 Fixed Rate Senior Debt Securities Due 2022

Issuer:	ORIX Corporation

Expected Security Ratings:*	S&P: A- (negative)

Fitch: A- (stable)

Format:	SEC Registered

Security Type:	Senior Debt Securities

Ranking:	Direct, unsecured and unsubordinated general obligations of the issuer

Currency:	USD

Size:	US$750,000,000

Coupon:	2.900%, Fixed Rate

Net Proceeds before Expenses:	US$746,265,000

Trade Date:	July 10, 2017

Settlement Date:	July 18, 2017 (T+6)

Maturity:	July 18, 2022

Coupon Payment Dates:	January 18 and July 18 of each year, beginning on January 18, 2018

Day Count Convention:	30/360 (unadjusted)

Pricing Benchmark:	1.75% due June 30, 2022

Benchmark Spot (Price/Yield):	99-04+ / 1.932%

Spread to Benchmark:	T5+100bps

Issue Price:	99.852% of the principal amount

Yield:	2.932%

Business Days:	New York, Tokyo

Minimum Denominations:	US$2,000 and integral multiples of US$1,000 in excess thereof

Listing:	None

Billing & Delivering:	J.P. Morgan Securities LLC

Joint Bookrunners:	J.P. Morgan Securities LLC

Goldman Sachs & Co. LLC

Morgan Stanley & Co. LLC

Co-Managers:	Australia and New Zealand Banking Group Limited

BNP Paribas

Citigroup Global Markets Inc.

Crédit Agricole Corporate and Investment Bank

Daiwa Capital Markets America Inc.

Deutsche Bank AG, London Branch

ING Bank N.V., Singapore Branch

Merrill Lynch, Pierce, Fenner & Smith Incorporated

Mizuho Securities USA LLC

Nomura Securities International, Inc.

SMBC Nikko Securities America, Inc.

Standard Chartered Bank

CUSIP:	686330AH4

ISIN:	US686330AH40

Common Code:	162410393

* Note:	A security rating is not a recommendation to buy, sell or hold securities and may be subject to revision, suspension or withdrawal at any time by the assigning rating agencies.

This communication is intended for the sole use of the person to whom it is provided by us.

The issuer has filed a registration statement (including a base prospectus) and a prospectus supplement (together with the base prospectus, the “prospectus”) with the U.S. Securities and Exchange Commission, or SEC, for the offering to which this communication relates. Before you invest, you should read the prospectus and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may obtain these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus, if you request it by calling J.P. Morgan Securities LLC collect at 1-212-834-4533, Goldman Sachs & Co. LLC at 1-212-902-1171 (Prospectus Department), or Morgan Stanley & Co. LLC toll-free at 1-866-718-1649.

ORIX Corporation

US$500,000,000 Fixed Rate Senior Debt Securities Due 2027

Issuer:	ORIX Corporation

Expected Security Ratings:*	S&P: A- (negative)

Fitch: A- (stable)

Format:	SEC Registered

Security Type:	Senior Debt Securities

Ranking:	Direct, unsecured and unsubordinated general obligations of the issuer

Currency:	USD

Size:	US$500,000,000

Coupon:	3.700%, Fixed Rate

Net Proceeds before Expenses:	US$496,715,000

Trade Date:	July 10, 2017

Settlement Date:	July 18, 2017 (T+6)

Maturity:	July 18, 2027

Coupon Payment Dates:	January 18 and July 18 of each year, beginning on January 18, 2018

Day Count Convention:	30/360 (unadjusted)

Pricing Benchmark:	2.375% due May 15, 2027

Benchmark Spot (Price/Yield):	100 / 2.375%

Spread to Benchmark:	T10+135bps

Issue Price:	99.793% of the principal amount

Yield:	3.725%

Business Days:	New York, Tokyo

Minimum Denominations:	US$2,000 and integral multiples of US$1,000 in excess thereof

Listing:	None

Billing & Delivering:	J.P. Morgan Securities LLC

Joint Bookrunners:	J.P. Morgan Securities LLC

Goldman Sachs & Co. LLC

Morgan Stanley & Co. LLC

Co-Managers:	Australia and New Zealand Banking Group Limited

BNP Paribas

Citigroup Global Markets Inc.

Crédit Agricole Corporate and Investment Bank

Daiwa Capital Markets America Inc.

Deutsche Bank AG, London Branch

ING Bank N.V., Singapore Branch

Merrill Lynch, Pierce, Fenner & Smith Incorporated

Mizuho Securities USA LLC

Nomura Securities International, Inc.

SMBC Nikko Securities America, Inc.

Standard Chartered Bank

CUSIP:	686330AJ0

ISIN:	US686330AJ06

Common Code:	162410369

* Note:	A security rating is not a recommendation to buy, sell or hold securities and may be subject to revision, suspension or withdrawal at any time by the assigning rating agencies.

This communication is intended for the sole use of the person to whom it is provided by us.

The issuer has filed a registration statement (including a base prospectus) and a prospectus supplement (together with the base prospectus, the “prospectus”) with the U.S. Securities and Exchange Commission, or SEC, for the offering to which this communication relates. Before you invest, you should read the prospectus and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may obtain these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus, if you request it by calling J.P. Morgan Securities LLC collect at 1-212-834-4533, Goldman Sachs & Co. LLC at 1-212-902-1171 (Prospectus Department), or Morgan Stanley & Co. LLC toll-free at 1-866-718-1649.